Exhibit 99.2

FOR IMMEDIATE RELEASE

DENDREON ENTERS INTO AMENDED AGREEMENT WITH VALEANT

IN CONNECTION WITH COURT-SUPERVISED SALES PROCESS

PROVENGE® (sipuleucel-T), the First Personalized Immunotherapy for Advanced Prostate Cancer,

Remains Commercially Available

SEATTLE – February 5, 2015 – Dendreon Corporation (“Dendreon” or the “Company”) announced today that it has entered into an amended agreement with Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) (“Valeant”) in connection with the previously announced court-supervised sales process. Under the terms of the amended agreement, subject to bankruptcy court approval, Valeant would acquire the world-wide rights of PROVENGE® (sipuleucel-T) and certain other Dendreon assets for $400 million, subject to higher and better bids.

As previously announced, the bid deadline for interested parties to submit qualified bids to participate in an auction for the Company’s assets is scheduled for February 10, 2015 at 5:00 p.m. Eastern Time. Assuming additional qualified bids are submitted, an auction would be held on February 12, 2015. Under the terms of the amended agreement, Valeant will serve as the “stalking horse” bidder in conjunction with the court-supervised auction.

The Company is operating in the ordinary course and continues to produce and deliver PROVENGE without interruption.

The full terms of the amended agreement will be filed with the Securities and Exchange Commission. Court documents and additional information are available through Dendreon’s claims agent, Prime Clerk, at https://cases.primeclerk.com/dendreon or 844-794-3479.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as the Company’s legal advisor, AlixPartners is serving as its financial advisor and Lazard is serving as its investment bank.

Weil, Gotshal & Manges LLP acted as legal advisor to Valeant.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington. For more information about the Company and its programs, visit http://www.dendreon.com/.

Certain information in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that are not statements of historical fact, and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release should be considered forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions are often used to identify forward-looking statements. Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties, including, among others, the potential adverse impact of the Chapter 11 filings on Dendreon’s liquidity or results of operations, changes in Dendreon’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to Dendreon’s operations, the outcome or timing of the Chapter 11 process and the proposed stand-alone restructuring, asset sale or plan sale (including the occurrence or likelihood of qualified bids or an auction), the effect of the Chapter 11 filings or proposed stand-alone restructuring, asset sale or plan sale on Dendreon’s relationships with third parties, regulatory authorities and employees, proceedings that may be brought by third parties in connection with the Chapter 11 process or the proposed stand-alone restructuring, asset sale or plan sale, Bankruptcy Court approval or other conditions or termination events in connection with the proposed stand-alone restructuring, asset sale or plan sale, and the timing or amount of any distributions to Dendreon’s stakeholders. For a discussion of some of the additional risks and important factors that Dendreon believes could cause actual results or events to differ from the forward-looking statements that it makes, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Dendreon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Dendreon to predict or assess the impact of every factor that may cause its actual results or events to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Any forward-looking statements speak only as of the date of this press release. Dendreon undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

April Falcone

206-829-1622

media@dendreon.com

Andy Brimmer / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449